Exhibit 99.3

Press Release                                      Source: Hesperia Holding Inc.

Hesperia Holding Inc. Orders Help Fuel Growth in Southern California Economy, Study Shows
Monday October 11, 1:30 am ET

HESPERIA, Calif.--(BUSINESS WIRE)--Oct. 11, 2004--Hesperia Holding Inc. (OTCBB:HSPR - News) currently is operating with a backlog of six weeks on new roof truss orders at its subsidiary, Hesperia Truss Inc., a fact that helped propel the monthly Inland Empire Purchasing Manager's Index 2.5 percent from its August level.

The Purchasing Manager's Index is a component of the Inland Empire Report on Business, which is published monthly by the Institute of Applied Research and Policy Analysis at California State University, San Bernardino.


Hesperia Truss Inc. noticed an increase in orders for its roof trusses last November and there has been no slowdown since, according to Hesperia Truss General Manager Jeff Mason.


The report's overall Purchasing Manager's Index, which follows the San Bernardino County and Riverside County region's manufacturing sector, rose to
54.6 from August's figure of 52.1.


Levels above 50 indicate continued growth in the economy according to the report's authors Barbara Sirotnik and Shel Bockman who are co-directors of the Institute.


Hesperia Holding, Inc., through its wholly owned subsidiary, Hesperia Truss Inc., designs, engineers and manufactures roof and floor trusses that serve both the residential and commercial construction industry. Hesperia Truss Inc. was founded in 1993 in Hesperia, California by Don Shimp and Mark Presgraves. The company has since grown to annual revenue of $8.14 million in 2003 and continues to grow in the first six months of 2004 with a 32 percent increase over the prior year. Its market area includes the fast-growing High Desert Region, Inland Empire areas of Southern California and Southern Nevada. Hesperia Holding, Inc. employs approximately 110 people at its two production facilities in Hesperia, California and Pahrump, Nevada.


For more information please visit www.hesperiatrussinc.com or www.iar.csusb.edu/ROBSept2004.pdf.


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


Contact:
     Hesperia Holding Inc.
     Andrew Austin, 619-334-8521